Exhibit 10.21

June 29, 2015

Mr. David O’Connor

The Madison Square Garden Company

Two Pennsylvania Plaza

New York, NY 10121

Dear David:

This letter agreement (the “Agreement”), effective on July 15, 2015 (the “Effective Date”), will confirm the terms of your employment by The Madison Square Garden Company (the “Company”).

1. Your title shall be President & Chief Executive Officer and you will report to the Executive Chairman. You agree to devote all of your business time and attention to the business and affairs of the Company and to perform your duties in a diligent, competent, professional and skillful manner and in accordance with applicable law.

2. Your annual base salary will be a minimum of $2,000,000, paid bi-weekly, subject to annual review and potential increase by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), in its discretion.

3. Commencing with the fiscal year beginning July 1, 2015, and each fiscal year thereafter, you will also participate in our discretionary annual bonus program with an annual target bonus opportunity equal to 200% of your annual base salary. Bonus payments are based on actual salary dollars paid during the year and depend on a number of factors including Company, unit and individual performance. However, the decision of whether or not to pay a bonus, and the amount of that bonus, if any, is made by the Compensation Committee, in its sole discretion. Annual bonuses are typically paid early in the subsequent fiscal year. Except as otherwise provided herein, in order to receive a bonus, you must be employed by the Company at the time bonuses are being paid. Notwithstanding the foregoing, if your employment with the Company ends on the Scheduled Expiration Date (as defined below), you shall be paid your bonus for the fiscal year ending June 30, 2020, if any, even if such payment is not made to you prior to the Scheduled Expiration Date, which bonus shall be subject to Company and your business unit performance for that fiscal year as determined by the Company in its sole discretion, but without adjustment for your individual performance.

4. Commencing with the fiscal year beginning July 1, 2015 and each fiscal year thereafter, you will also, subject to your continued employment by the Company and actual grant by the

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Compensation Committee, participate in such equity and other long-term incentive programs that are made available in the future to similarly situated executives at the Company. It is expected that such awards will consist of annual grants of cash and/or equity awards with an annual target value of not less than $9,000,000, all as determined by the Compensation Committee in its discretion. All awards described in this Paragraph, in addition to being subject to actual grant by the Compensation Committee, would be pursuant to the applicable plan document and would be subject to any terms and conditions established by the Compensation Committee in its sole discretion that would be detailed in separate agreements you would receive after any award is actually made; provided, however, that such terms and conditions shall be consistent with those in awards granted to similarly situated executives. Long-term incentive awards are currently expected to be subject to three-year vesting.

5. In addition to your eligibility to participate in the Company’s regular long-term incentive programs, the Company will grant you a one-time special award of restricted stock units on or promptly following the Effective Date (the “Make-Whole Grant”). The Make-Whole Grant will have an aggregate grant date value of $40,000,000, determined based on the average closing price of a share of the Company’s Class A Common Stock for the 20 trading days prior to, but not including, the Effective Date. The Make-Whole Grant will cliff-vest on the third anniversary of the Effective Date subject to the achievement of performance metrics to be established by the Compensation Committee to achieve tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which performance metrics have been disclosed to you by the Company, and will otherwise be on terms substantially consistent with the Company’s standard form award agreement for proxy-reported officers; provided that the award agreement will contain the spinoff adjustment described below.

6. You will also be eligible to participate in our standard benefits program, subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves. We currently offer medical, dental, vision, life, and accidental death and dismemberment insurance; short- and long-term disability insurance; a savings and retirement program; and ten paid holidays. You will also be eligible for four (4) weeks of vacation to be accrued and used in accordance with Company policy.

7. If your employment with the Company is terminated prior to the third anniversary of the Effective Date (i) by the Company (other than for “Cause”); or (ii) by you for “Good Reason” (other than if “Cause” then exists); then, subject to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement (as defined below), then the Make-Whole Grant shall not be forfeited and shall be deemed immediately vested (subject to the performance conditions) and payable on the 90th day after the termination of your employment (or if the performance conditions applicable to the Make-Whole Grant have not yet been satisfied as of the 90th day after the termination of your employment, promptly after the performance conditions have been satisfied as certified by the Compensation Committee).

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8. If your employment with the Company is terminated on or after the third anniversary of the Effective Date, but on or prior to September 30, 2020 (the “Scheduled Expiration Date”) (i) by the Company (other than for “Cause”); or (ii) by you for “Good Reason” (other than if “Cause” then exists); then, subject to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement, the Company will provide you with the following:

(a)	Severance in an amount to be determined by the Company (the “Severance Amount”), but in no event less than two (2) times the sum of your annual base salary and your annual target bonus as in effect at the time your employment terminates. Sixty percent (60%) of the Severance Amount will be payable to you on the six-month anniversary of the date your employment so terminates (the “Termination Date”) and the remaining forty percent (40%) of the Severance Amount will be payable to you on the twelve-month anniversary of the Termination Date;

(b)	Any unpaid annual bonus for the Company’s fiscal year prior to the fiscal year which includes your Termination Date, and a pro rated bonus based on the amount of your base salary actually earned by you during the Company’s fiscal year through the Termination Date, each of which will be paid to you when such bonuses are generally paid to similarly situated active executives and will be based on your then current annual target bonus as well as Company and your business unit performance for the applicable fiscal year as determined by the Company in its sole discretion, but without adjustment for your individual performance;

(c)	Each of your outstanding long-term cash awards granted under the plans of the Company shall immediately vest in full and shall be payable to you at the same time as such awards are paid to active executives of the Company and the payment amount of such award shall be to the same extent that other similarly situated active executives receive payment as determined by the Compensation Committee (subject to satisfaction of any applicable performance criteria but without adjustment for your individual performance);

(d)

(i) All of the time-based restrictions on each of your outstanding restricted stock or restricted stock unit awards granted to you under the plans of the Company shall immediately be eliminated, (ii) deliveries with respect to your restricted stock that are not subject to performance criteria or are subject to performance criteria that have previously been satisfied (as certified by the Compensation Committee) shall be made immediately after the effective date of the Separation Agreement, (iii) payment and deliveries with respect to your restricted stock units

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that are not subject to performance criteria or are subject to performance criteria that have previously been satisfied (as certified by the Compensation Committee) shall be made on the 90th day after the termination of your employment, and (iv) payments or deliveries with respect to your restricted stock and restricted stock units that are subject to performance criteria that have not yet been satisfied shall be made once the applicable performance criteria is certified by the Compensation Committee as having been satisfied; and

(e)	Each of your outstanding stock options and stock appreciation awards, if any, under the plans of the Company shall immediately vest and become exercisable and you shall have the right to exercise each of those options and stock appreciation awards for the remainder of the term of such option or award.

If you die after a termination of your employment that is subject to Paragraphs 7 or 8, your estate or beneficiaries will be provided with any remaining benefits and rights under such Paragraph.

9. If you cease to be an employee of the Company prior to the Scheduled Expiration Date as a result of your death or your Disability (as defined in the Company’s Long Term Disability Plan), and at such time Cause does not exist then, subject (other than in the case of death) to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement, you or your estate or beneficiary shall be provided with the following benefits and rights:

(a)	If such termination due to death or Disability is prior to the third anniversary of the Effective Date, the Make-Whole Grant shall not be forfeited and shall be deemed immediately vested and payable on the 90th day after the termination of your employment regardless of whether the performance conditions have been satisfied (and, for the avoidance of doubt, will not receive any accelerated vesting of annual long-term incentive awards, notwithstanding the terms of the award agreements applicable to such annual long-term incentive awards).

(b)	If such termination due to death or Disability is on or after the third anniversary of the Effective Date, you shall receive the benefits and rights set forth in Paragraphs 8(b), (d) and (e) above and each of your outstanding long-term cash awards granted under the plans of the Company shall immediately vest in full, whether or not subject to performance criteria and shall be payable on the 90th day after the termination of your employment; provided, that if any such award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount shall be at the target amount for such award and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment of such award shall be at the same time and to the extent that other similarly situated executives receive payment as determined by the Compensation Committee (subject to satisfaction of the applicable performance criteria).

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10. For purposes hereof, “Separation Agreement” shall mean the Company’s standard severance agreement (modified to reflect the terms of this Agreement) which will include, without limitation, the provisions set forth in Paragraphs 7, 8, 9 and 11 hereof (as applicable) and Annex A hereto regarding non-compete (limited to one year), non-disparagement, non-hire/non-solicitation, confidentiality (including, without limitation, the last paragraph of Section 3 of Annex A), and further cooperation obligations and restrictions on you (with Company reimbursement of your associated expenses and payment for your services as described in Annex A in connection with any required post-employment cooperation) as well as a general release by you of the Company and its affiliates (and their respective directors and officers), but shall otherwise contain no post-employment covenants unless agreed to by you. The Company shall provide you with the form of Separation Agreement within seven days of your termination of employment. For avoidance of doubt, your rights of indemnification under the Company’s Amended and Restated Certificate of Incorporation, under your indemnification agreement with the Company and under any insurance policy, or under any other resolution of the Board of Directors of the Company shall not be released, diminished or affected by any Separation Agreement or release or any termination of your employment.

11. Except as otherwise set forth in Paragraphs 7, 8 and 9 hereof, in connection with any termination of your employment, your then outstanding equity and cash incentive awards shall be treated in accordance with their terms and, other than as provided in this Agreement, you shall not be eligible for severance benefits under any other plan, program or policy of the Company. Except as provided in Paragraph 9(a) relating to a termination due to death or disability within the first three years after the Effective Date, nothing in this Agreement is intended to limit any more favorable rights that you may be entitled to under your equity and cash incentive award agreements, including, without limitation, your rights in the event of a termination of your employment, a “Going Private Transaction” or a “Change of Control” (as those terms are defined in the applicable award agreement).

12. For purposes of this Agreement, “Cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

For purposes of this Agreement, “Good Reason” means that (1) without your written consent, (A) your annual base salary or annual target bonus (as each may be increased from time to time in the Compensation Committee’s sole discretion) is reduced, (B) your title (as in effect from time to time) is diminished, (C) you report directly to someone other than the Executive Chairman (or if there is no Executive Chairman, to someone other than the Chairman of the

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Board of Directors of the Company), (D) the Company requires that your principal office be located outside of the Borough of Manhattan, (E) the Company materially breaches its obligations to you under this Agreement or (F) your responsibilities as in effect immediately after the date hereof are thereafter materially diminished, (2) you have given the Company written notice, referring specifically to this Agreement and definition, that you do not consent to such action, (3) the Company has not corrected such action within 15 days of receiving such notice, and (4) you voluntarily terminate your employment with the Company within 90 days following the happening of the action described in subsection (1) above.

13. This Agreement does not constitute a guarantee of employment for any definite period. Your employment is at will and may be terminated by you or the Company at any time, with or without notice or reason.

14. The Company may withhold from any payment due to you any taxes required to be withheld under any law, rule or regulation. If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Code, the Company will instead pay you either (i) such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds. In the event that the payments and benefits payable to you would be reduced as provided in the previous sentence, then such reduction will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to you (i.e. later payments will be reduced first) until the reduction specified is achieved. If the Company elects to retain any accounting or similar firm to provide assistance in calculating any such amounts, the Company shall be responsible for the costs of any such firm.

15. It is intended that this Agreement will comply with Section 409A of the Code and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”) to the extent this Agreement is subject thereto, and that this Agreement shall be interpreted on a basis consistent with such intent. If and to the extent that any payment or benefit under this Agreement, or any plan, award or arrangement of the Company or its affiliates, constitutes “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death). Any amount not paid or benefit not provided in respect of the six month period specified in the preceding sentence will be paid to you, together with interest on such delayed amount at a rate equal to the average of the one-year LIBOR fixed rate equivalent for the ten business days prior to the date of your employment termination, in a lump sum or provided to you as soon as

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practicable after the expiration of such six month period. Each payment or benefit provided under this Agreement shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payment.

16. To the extent you are entitled to any expense reimbursement from the Company that is subject to Section 409A, (i) the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), (ii) in no event shall any such expense be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expense, and (iii) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

17. The Company will not take any action, or omit to take any action, that would expose any payment or benefit to you to the additional tax of Section 409A, unless (i) the Company is obligated to take the action under an agreement, plan or arrangement to which you are a party, (ii) you request the action, (iii) the Company advises you in writing that the action may result in the imposition of the additional tax and (iv) you subsequently request the action in a writing that acknowledges you will be responsible for any effect of the action under Section 409A. The Company will hold you harmless for any action it may take or omission in violation of this Paragraph 17, including any attorney’s fees you may incur in enforcing your rights.

18. It is our intention that the benefits and rights to which you could become entitled in connection with termination of employment be exempt from or comply with Section 409A. If you or the Company believes, at any time, that any of such benefit or right is not exempt or does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on you and on the Company).

19. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Other than as provided for in the last sentence of this Paragraph 19, the rights or obligations of the Company under this Agreement may only be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of Company and such assignee or transferee assumes the liabilities and duties of Company, as contained in this Agreement, either contractually or as a matter of law. Upon the consummation of the Company’s planned spinoff of its sports and entertainment businesses (collectively, “Spinco”) where you are the President & Chief Executive Officer of Spinco (but not of the Company), this Agreement and the rights and obligations of the Company hereunder shall be assigned to and assumed by Spinco and the Company shall have no continuing obligations hereunder.

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20. To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any matter relating to this Agreement (including the covenants set forth in Annex A hereof). This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

21. Both the Company and you hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America in each case located in the City of New York, Borough of Manhattan, solely in respect of the interpretation and enforcement of the provisions of this Agreement, and each party hereby waives, and agrees not to assert, as a defense that either party, as appropriate, is not subject thereto or that the venue thereof may not be appropriate. You and the Company each agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

22. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company.

23. This Agreement, the separate Indemnification Agreement of even date and any other agreements entered into between you and the Company on the date hereof reflect the entire understanding and agreement of you and the Company with respect to the subject matter hereof and supersedes all prior understandings or agreements relating thereto.

24. Upon the consummation of the Company’s planned spinoff of Spinco, the Company may either (a) transfer this Agreement and your employment to Spinco, and you will be the President & Chief Executive Officer of Spinco, or (b) make you President & Chief Executive Officer of the Company and of Spinco for the same aggregate compensation provided under this Agreement, in which case your compensation will be equitably divided between the Company and Spinco in a manner determined by the Company at the time of the spinoff. You agree that “Good Reason” will not exist solely because the Company appoints you to (x) serve solely as the President and Chief Executive Officer of Spinco (and not of the Company) following the spinoff of those businesses from the Company or (y) serve as President and Chief Executive Officer of both the Company and Spinco following the spinoff. If, upon the Company’s planned spinoff of Spinco, you are the President & Chief Executive Officer of Spinco, but not of the Company, then the Make-Whole Grant (and any other equity award you were granted by the Company) will be equitably adjusted so that the award and the applicable equity award settle solely in shares of

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Spinco common stock (with a value equivalent to the value of such award immediately prior to the spinoff) and any applicable performance metrics will only relate to the Spinco businesses. Such equitable adjustment shall be determined in the Company’s sole discretion; provided that the adjusted performance metrics (if applicable) will meet the requirements of Section 162(m) of the Code and will be mutually agreed by you and Spinco.

25. This Agreement will automatically terminate, and be of no further force or effect, on the Scheduled Expiration Date; provided, however, that the provisions of Paragraphs 7 through 11, 14 through 25 and Annex A shall survive the termination of the Agreement and remain binding on you and the Company in accordance with their terms.

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On behalf of the Company, I look forward to working with you.

Sincerely,

THE MADISON SQUARE GARDEN COMPANY

/s/ James L. Dolan
By:	James L. Dolan
Title:	Executive Chairman

Accepted and Agreed:

/s/ David O’Connor
David O’Connor

Mr. David O’Connor

ANNEX A

ADDITIONAL COVENANTS

(This Annex constitutes part of the Agreement)

You agree to comply with the following covenants in addition to those set forth in the Agreement.

1. CONFIDENTIALITY

You agree to retain in strict confidence and not divulge, disseminate, copy or disclose to any third party any Confidential Information, other than for legitimate business purposes of the Company and its subsidiaries. As used herein, “Confidential Information” means any non-public information that is material or of a confidential, proprietary, commercially sensitive or personal nature of, or regarding, the Company or any of its subsidiaries or any current or former director, officer or member of senior management of any of the foregoing (collectively “Covered Parties”). The term Confidential Information includes information in written, digital, oral or any other format and includes, but is not limited to (i) information designated or treated as confidential; (ii) budgets, plans, forecasts or other financial or accounting data; (iii) customer, guest, fan, vendor, sponsor, marketing affiliate or shareholder lists or data; (iv) technical or strategic information regarding the Covered Parties’ television, programming, advertising, sports, entertainment, theatrical, or other businesses; (v) advertising, sponsorship, business, sales or marketing tactics, strategies or information; (vi) policies, practices, procedures or techniques; (vii) trade secrets or other intellectual property; (viii) information, theories or strategies relating to litigation, arbitration, mediation, investigations or matters relating to governmental authorities; (ix) terms of agreements with third parties and third party trade secrets; (x) information regarding employees, talent, players, coaches, agents, consultants, advisors or representatives, including their compensation or other human resources policies and procedures; (xi) information or strategies relating to any potential or actual business development transactions and/or any potential or actual business acquisition, divestiture or joint venture; and (xii) any other information the disclosure of which may have an adverse effect on the Covered Parties’ business reputation, operations or competitive position, reputation or standing in the community.

If disclosed, Confidential Information or Other Information could have an adverse effect on the Company’s standing in the community, its business reputation, operations or competitive position or the standing, reputation, operations or competitive position of any of its affiliates, subsidiaries, officers, directors, employees, coaches, consultants or agents or any of the Covered Parties.

Notwithstanding the foregoing, the obligations of this section, other than with respect to subscriber information, shall not apply to Confidential Information which is:

a) already in the public domain or which enters the public domain other than by your breach of this Paragraph 1;

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b) disclosed to you by a third party with the right to disclose it in good faith; or

c) specifically exempted in writing by the Company from the applicability of this Agreement.

Notwithstanding anything elsewhere in this Agreement, including this Paragraph 1 and Paragraph 3 below, you are authorized to make any disclosure required of you by any federal, state and local laws or judicial, arbitral or governmental agency proceedings (including making truthful statements in connection with a judicial or arbitral proceeding to enforce your rights under this Agreement, to the extent reasonably required and made in good faith), after, to the extent legal and practicable, providing the Company with prior written notice and an opportunity to respond prior to such disclosure. In addition, this Agreement in no way restricts or prevents you from providing truthful testimony concerning the Company to judicial, administrative, regulatory or other governmental authorities.

2. NON-COMPETE

You acknowledge that due to your executive position in the Company and your knowledge of the Company’s confidential and proprietary information, your employment or affiliation with certain entities would be detrimental to the Company. You agree that, without the prior written consent of the Company, you will not represent, become employed by, consult to, advise in any manner or have any material interest in any business directly or indirectly in any Competitive Entity (as defined below). A “Competitive Entity” shall mean any person or entity that (1) has a direct or indirect 10% or greater ownership interest in, or management or control of, any business, person or entity that competes with any of the Company’s businesses including, without limitation, any arena, stadium, professional sports team, sports league, concert venue, concert promoter, theatrical producer, regional sports network, or similar or related business (e.g., Internet sites in connection therewith) within the United States or within any other country in which the Company has any competing business or from which such business, person or entity competes with any of the Company’s domestic businesses, or (2) is an affiliate of a person or entity described in clause (1). For purposes of this Paragraph 2, an affiliate of an entity (including, without limitation, the Company) shall mean an entity that directly or indirectly controls, is controlled by, or under common control with, such entity. An entity shall be deemed to compete with the on-line content business of the Company, or any of its affiliates only if the entity directly competes against the on-line content business of the Company, or its affiliate; provided, however, that an entity’s business shall not be deemed to directly compete merely by the fact that the business sells ads on-line, unless the business specifically targets such ads to the same customers or potential customers as being targeted by the on-line content business of the Company, its subsidiary or affiliate. Ownership of not more than 1% of the outstanding stock of

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any publicly traded company shall not be a violation of this Paragraph. This agreement not to compete will expire upon the one year anniversary of the date of a termination of your employment with the Company on or prior to the Scheduled Expiration Date; provided that, if you remain continuously employed with the Company from the Effective Date through the Scheduled Expiration Date, then this agreement not to compete will expire on the Scheduled Expiration Date.

3. ADDITIONAL UNDERSTANDINGS

You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about (either “on the record” or “off the record”) or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company or any of its incumbent or former officers, directors, agents, consultants, employees, successors and assigns or any of the Covered Parties.

The Company agrees that, except as necessary to comply with applicable law or the rules of the NASDAQ Stock Market or any other stock exchange on which the Company’s stock may be traded (and any public statements made in good faith by the Company in connection therewith), it and its corporate officers and directors, employees in its public relations department or third party public relations representatives retained by the Company will not disparage you or make negative statements in the press or other media which are damaging to your business or personal reputation. In the event that the Company so disparages you or makes such negative statements, then notwithstanding the “Additional Understandings” provision to the contrary, you may make a proportional response thereto.

In addition, you agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation in connection with your employment by the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you.

If requested by the Company, you agree to deliver to the Company upon the termination of your employment, or at any earlier time the Company may request, all memoranda, notes, plans, files, records, reports, and software and other documents and data (and copies thereof regardless of the form thereof (including electronic copies)) containing, reflecting or derived from Confidential Information or the Materials of the Company or any of its affiliates which you may then possess or have under your control. If so requested, you shall provide to the Company a signed statement confirming that you have fully complied with this Paragraph. Notwithstanding the foregoing, you shall be entitled to retain your contacts, calendars and personal diaries and any materials needed for your tax return preparation or related to your compensation.

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In addition, you agree for yourself and others acting on your behalf, that you (and they) shall not, at any time, participate in any way in the writing or scripting (including, without limitation, any “as told to” publications) of any book, article, periodical, periodical story, movie, play, other written or theatrical work, or video that (i) relates to your services to the Company or any of its affiliates or (ii) otherwise refers to the Company or its respective businesses, activities, directors, officers, employees or representatives, without the prior written consent of the Company.

4. FURTHER COOPERATION

Following the date of termination of your employment with the Company (the “Expiration Date”), you will no longer provide any regular services to the Company or represent yourself as a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the Expiration Date, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance and participation could be beneficial to the Company. This cooperation includes, without limitation, participation on behalf of the Company in any litigation or administrative proceeding brought by any former or existing Company employees, representatives, agents or vendors. The Company will pay you for your services rendered under this provision at the rate of $7,700 per day for each day or part thereof, within 30 days of the approval of the invoice therefor.

The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of such expense before you incur the same.

5. NON-HIRE OR SOLICIT

You agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity’s interest) any person who is or was in the prior six months an employee of the Company, or any of its subsidiaries, until the first anniversary of the date of your termination of employment with the Company. This restriction does not apply to any former employee who was discharged by Company or any of its affiliates. In addition, this restriction will not prevent you from providing references.

Mr. David O’Connor

6. ACKNOWLEDGMENTS

You acknowledge that the restrictions contained in this Annex A, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company. You acknowledge that the Company has no adequate remedy at law and would be irreparably harmed if you breach or threaten to breach the provisions of this Annex A, and therefore agree that the Company shall be entitled to injunctive relief, to prevent any breach or threatened breach of any of those provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have. You further agree that you will not, in any equity proceeding relating to the enforcement of the provisions of this Annex A, raise the defense that the Company has an adequate remedy at law. Nothing in this Annex A shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. If it is determined that any of the provisions of this Annex A or any part thereof, is unenforceable because of the duration or scope (geographic or otherwise) of such provision, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7. SURVIVAL

The provisions of this Annex A shall survive any termination of your employment by the Company or the expiration of the Agreement except as otherwise provided herein.